Exhibit 99.1

PRESS RELEASE
Marcela E. Donadio elected to Marathon Oil Corporation Board of Directors

HOUSTON, Nov. 12, 2014 -- Marathon Oil Corporation (NYSE: MRO) announced today that Marcela E. Donadio has been elected to the Company's board of directors, effective Dec. 1, 2014.
Donadio, 60, previously served as Americas Oil & Gas Sector Leader of Ernst & Young LLP, until her retirement this year after a nearly four-decade career.
"Marathon Oil welcomes Marcela E. Donadio to our Company's board of directors," said Dennis H. Reilley, non-executive chairman of Marathon Oil’s board of directors. "Marcela’s many years of experience and leadership in the energy sector, as well as her strong background in accounting and audit, will be of great benefit to our board, and we look forward to working with her.”
As Americas Oil & Gas Sector Leader from 2007 until her retirement, Donadio oversaw more than 3,300 oil and gas professionals across the Americas, directing firm oil and gas industry initiatives involving assurance, tax transactions and advisory services. She also sat on Ernst & Young’s Global Oil and Gas Leadership Committee, helping set global strategy in connection with the firm’s oil and gas clients.
Donadio joined Ernst & Young in 1976 as a staff auditor and served as a senior manager before being made an audit partner in 1989. In 2003, she was named leader for the energy trading and risk management practice, managing professionals serving Gulf Coast-area clients in the trading, electricity, exploration and production, and transmission segments of the energy industry.
Donadio currently serves on the board of National Oilwell Varco. She is also a trustee for the Great Commission Foundation of the Episcopal Diocese of Texas and a member of the Massachusetts Institute of Technology’s Corporation Development Committee. Donadio served a six-year term as a member of the Texas State Board of Public Accountancy, chairing its Enforcement Committee.
A graduate of Louisiana State University, Donadio holds a bachelor’s degree in accounting.
Marathon Oil Corporation is a global exploration and production company. Based in Houston, Texas, the Company had net proved reserves at the end of 2013 of approximately 2.2 billion barrels of oil equivalent in North America, Europe and Africa.
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